EXHIBIT 99.1

Argos Therapeutics Provides Update on Clinical Research for Investigational Fully Personalized Immunotherapy for the Treatment of HIV

Findings from Phase 2b trial support clinical development of AGS-004 in adult eradication and pediatric studies.

Company to host conference call and webcast today at 8:30 a.m. ET.

DURHAM, N.C., Jan. 9, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (Nasdaq:ARGS) ("Argos"), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases based on the Arcelis® technology platform, today provided an update on its clinical research program for AGS-004, the company's investigational fully personalized immunotherapy for the treatment of HIV. The company announced top-line results of its double-blind, placebo-controlled Phase 2b clinical trial of AGS-004 in patients chronically infected with HIV-1. The primary endpoint of the trial, which required a 1.1 Log lower median viral load (VL) after 12 weeks of interruption of antiretroviral therapy (ATI) in the treatment group versus the placebo group, was not achieved.

Importantly, however, data from the trial provided evidence of the ability of AGS-004 to induce memory T-cell responses which may have directly impacted the latent viral reservoir. Of the patients who received AGS-004 and completed ATI, approximately 70 percent had positive antiviral memory T-cell responses prior to ATI versus zero percent of placebo patients. Also, within the AGS-004 treatment group, those patients that had antiviral memory T-cell responses had significantly fewer CD4+ T-cells with integrated HIV DNA when compared to non-responders. These findings relate directly to the utilization of AGS-004 in an ongoing adult eradication study and a planned pediatric study, where one of the key objectives is to decrease the latent HIV reservoir. The ongoing adult eradication study is expected to enter stage two in the coming months, and the pediatric study is planned to initiate this year.

In the Phase 2b trial, 54 patients received four doses of AGS-004 or placebo every four weeks while on standard antiretroviral therapy (ART), and then began a 12-week ATI, during which dosing continued every four weeks. In total, 36 participants completed ATI, 23 of whom received AGS-004. The trial was fully funded by NIAID, NIH (No. NO1-A1-60019).

"By demonstrating that AGS-004 induced memory T-cell responses in a majority of patients and that those immune responders had fewer CD4+ T-cells with integrated HIV DNA, these data suggest that induced anti-viral memory T-cell responses may contribute to lower persistent viral reservoirs," said Dr. Charles Nicolette, chief scientific officer and vice president of R&D of Argos. "These data support our plans to continue testing AGS-004 in the studies aimed at decreasing or eliminating the latent HIV reservoir. In addition, based on these data we believe that more frequent dosing of AGS-004 during ART may provide further benefit, but also highlight the need to better understand the mechanisms of immune evasion employed by the HIV virus in the absence of ART."

"The results of the AGS-004 Phase 2b trial allow us to now ask if combining AGS-004 treatment with HDAC inhibitors, part of a new class of latent reservoir mobilizers, will lead to the elimination of HIV-infected cells," stated Dr. David Margolis of the University of North Carolina, principal investigator of the AGS-004 Phase 2a adult eradication study. "We look forward to initiating stage two of the adult eradication study where patients on ART will receive the HDAC inhibitor vorinostat in addition to AGS-004."

Conference Call and Webcast Information

Argos executive management will host a conference call beginning at 8:30 a.m. Eastern Time today to discuss the AGS-004 Phase 2b results and to answer questions. To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 63839906. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial in combination with a latency reversing drug for HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Argos' views as of January 9, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to January 9, 2015.

CONTACT: Media contact:

         Adam Daley
         Berry & Company Public Relations
         212-253-8881
         adaley@berrypr.com

         Investor contact:

         Nancy Yu
         Burns McClellan
         Nyu@burnsmc.com
         212-213-0006